                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

               ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of September 29, 1997, among Independent News, Inc., a Delaware corporation ("INI") which is a subsidiary of Next Generation Media Corp., a Nevada corporation ("NexGen"), Pompton Valley Publishing Co., Inc., a New Jersey corporation ("Pompton Valley"), and each of Joseph Nicastro and Joseph Pellegrino (the "Principal Shareholders").

                                    RECITALS

         A. Pompton Valley is engaged in the community newspaper publishing business (the "Publishing Business");

         B. INI desires to purchase from Pompton Valley, and Pompton Valley desires to sell, convey, transfer, assign and deliver to INI, certain assets, rights and liabilities of Pompton Valley relating to the Publishing Business, all upon the terms and subject to the conditions set forth in this Agreement;

               NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

               SECTION 1. Purchase and Sale of Assets.

               (a) Subject to the terms and conditions of this Agreement, INI shall purchase from Pompton Valley, and Pompton Valley shall sell, convey, transfer, assign and deliver to INI for the purchase price specified in Section 3 hereof, all of Pompton Valley's right, title and interest in and to the following assets, subject only to the encumbrances listed on Schedule 3(h) (all of such assets, except to the extent they are Excluded Assets, are referred to herein as the "Assets"), free and clear of any other encumbrances:

                          (1) all tangible personal property (including, without limitation, computer and office equipment and supplies) relating to or used in the Publishing Business (each of which items with a book value of more than $1,000 as of June 30, 1997 is listed on Schedule 1(a)(1));

                          (2) all accounts receivable, all cash representing the unexpended proceeds of borrowings by Pompton Valley, to the extent such borrowings are included in the Assumed Liabilities, and prepayments for services not yet rendered by Pompton Valley as of the Closing, all of which amounts of cash are set forth in Schedule 1(a)
                                 (2);

                          (3)    all Intellectual Property (as defined below);

                          (4) all books, records and other documents of Pompton Valley relating to the conduct of the Publishing Business or the ownership of the Assets;

                          (5)    all Assumed Contracts (as defined below); and

                          (6) all other assets and rights of Pompton Valley, tangible or intangible, relating to or used in the Publishing Business, whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, except to the extent they are Excluded Assets (as defined below).

               (b) Notwithstanding anything to the contrary in this Agreement, the Assets shall not include, and INI shall not purchase, any of the following assets (the "Excluded Assets"):

                          (1) all cash (other than cash described in Section 1(a)(2)); and

                          (2) all contracts, leases, and other agreements (written or oral) other than Assumed Contracts.

               (c) Upon the sale of the Assets by Pompton Valley, INI shall assume, perform and discharge the following liabilities and obligations of Pompton Valley (the "Assumed Liabilities"): all liabilities and obligations of Pompton Valley arising after the Closing under contracts, leases, licenses and other agreements (written or oral) specifically listed in Schedule 1(c) (the "Assumed Contracts"), which are hereby assigned to and assumed by INI as of the Closing Date. With respect to Pompton Valley's payment obligations under the Assumed Contracts (w) between Pompton Valley and Joe Nicastro in the amount of $19,750, (x) between Pompton Valley and SMI in the amount of $30,800, (y) between Joe Nicastro and Visa in the amount of $19,000, and (z) between Joe Pellegrino and American Express in the amount of $15,000, INI agrees to pay such Assumed Liabilities on or before December 31, 1997. Except for the Assumed Liabilities, INI shall not assume any liabilities, obligations or commitments of Pompton Valley, whether absolute, accrued, contingent, known or unknown (the "Excluded Liabilities").

               (d) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Williams & Connolly at 725 12th St., NW, Washington, DC 20005 on the date hereof. The date of closing is referred to herein as the "Closing Date".




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               SECTION 2. PURCHASE PRICE.

               (a) In addition to the assumption by INI of the Assumed Liabilities, the aggregate purchase price to be paid by INI for the Assets and the Principal Shareholders, non-competition, non-interference and related covenants set forth in Section 9 shall be $15,000 in cash, which has already been paid to Pompton Valley (the "Cash Purchase Price") and 100,000 shares of common stock, par value $.001 (the "Shares"), of Next Generation Media Corporation ("NexGen"), which Shares shall (at the request of Pompton Valley) be issued of record to the persons listed on Schedule 6(a)(v) in proportion to the percentage interests in Pompton Valley indicated thereon.

               (b) For tax purposes, the aggregate purchase price shall be allocated among the Assets of Pompton Valley and the Principal Shareholders' non-competition, non-interference and related covenants set forth in Section 9, as will be agreed among the parties in good faith, which allocation shall be binding on all parties who shall report the federal, state, local and other tax consequences of the transactions in a manner consistent with such allocation and who shall not in any forum take any position inconsistent therewith.

               SECTION 3. REPRESENTATIONS AND WARRANTIES.

               Pompton Valley and each of the Principal Shareholders hereby jointly and severally represent and warrant as follows:

               (a) Existence and Good Standing. Pompton Valley is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Pompton Valley has all necessary power and authority under the laws of the State of New Jersey to own, lease or license its property, including the Assets, and to conduct its business as such business is being conducted on the date hereof.

               (b) Authorization and Validity of Agreement. Pompton Valley and each of the Principal Shareholders has fully power and authority to execute and deliver this Agreement and all related documents in each case to which it is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Pompton Valley has been duly and validly authorized by all necessary corporate action. Each of this Agreement and all related documents has been or will be duly and validly executed and delivered by Pompton Valley and each of the Principal Shareholders, as applicable, and is a valid and binding obligation of each such party enforceable against such party in accordance with its terms.

               (c) Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and all related documents by Pompton Valley and the Principal Shareholders, as applicable, and the consummation by each such party of the transactions contemplated hereby and thereby will not (with or without the giving of notice, the lapse of time, or both): (i) in the case of Pompton Valley, violate, conflict with, or result in a breach or default under any provision of the organizational documents of Pompton Valley; (ii) violate any statute, ordinance, rule, regulation or order of any court or of any governmental or regulation body, agency or authority applicable to such party or by which the Assets or the Publishing Business may be bound; (iii) require any filing by such party with, or require such party to obtain any permit, consent or approval of, or require such party to give any notice to, any governmental or regulatory body, agency or authority or any other person; or (iv) result in a violation or breach by such party of, conflict with, constitute a default by such party (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which such party is a party, or by which such party, the Assets or the Publishing Business may be bound.

               (d) Financial Statements. The profit and loss statements of Pompton Valley as of December 31, 1995 and 1996, which are attached as
Schedule 3(d) are true and correct in all material respects and fairly present the results of Pompton Valley's operations for the period covered thereby. The balance sheet of Pompton Valley as of June 30, 1997, for the six month period then ended, which is attached as Schedule 3(d), has been prepared in a manner consistent with Pompton Valley's past practice, and such balance sheet is true and correct in all material respects and fairly presents the financial condition of Pompton Valley at its date.

               (e) Change in Assets. Since June 30, 1997, Pompton Valley has not sold, transferred or otherwise disposed of any of the assets of the Publishing Business, except in the ordinary course of business or as described on Schedule 3(e). There are no liabilities, debts, obligations or expenses of Pompton valley relating to or in connection with the Publishing Business, whether contingent or absolute, direct or indirect, matured or unmatured, or otherwise, not shown or provided on Schedules 3(d) or 3(e). Since June 30, 1997, there has been no material adverse change in the Publishing Business, the prospects of the Publishing Business or the results of operations of Pompton Valley. Since June 30, 1997, except as set forth in
Schedule 3(e), Pompton Valley has conducted the Publishing Business only in the ordinary course and in a manner consistent with past practice.

               (f) Financial Books and Records. All accounts, books, ledgers, operating information, data and official and other financial records necessary for the operation of the Publishing Business are included in the Assets. All such accounts, books, ledgers, operating information, data and official and other financial records of the Publishing Business have been fully, properly, accurately and consistently kept, and collectively such accounts, books, ledgers, operating information, data and official and other financial records fairly present the financial condition of the Publishing Business.

               (g) Ownership of Capital Stock. The ownership of all of the outstanding capital stock of Pompton Valley is set forth in Schedule 3(g). Except as set forth in Schedule 3(g), there are no outstanding options, warrants or other rights, arrangements



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or understandings (written or oral) to acquire capital stock of Pompton Valley, and there are no agreements (written or oral) with respect to the right to appoint directors or the voting of shares.

               (h) Title to Assets; Location of Assets. Except as provided on Schedule 3(h), Pompton Valley has good and valid title to each of the Assets owned by it, free and clear of all encumbrances of any kind. All of the Assets listed on Schedule 1(a)(1) are located at Pompton Valley's principal office, 206 Wanaque Avenue, Pompton Lakes, New Jersey 07442 (the "Principal Office").

               (i) Assumed Contracts. Each Assumed Contract is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act (including the sale of the Assets hereunder) which, with the giving of notice, the lapse of time or both, would become a default or event of default thereunder. Pompton Valley has not violated any of the terms or conditions of any Assumed Contract, and all of the covenants to be performed by any other party thereto have been fully performed to the extent performance thereof has been or become due. With respect to each Assumed Contract that is a lease or license of real or personal property: (i) no claims or disputes exist between the parties thereto; (ii) all rents, fees and additional amounts due to date and through the Closing Date have been or will be paid; (iii) the lessee or licensee has been in peaceable possession or had uncontested use of the applicable property since the commencement of the original term thereof and is not in default thereunder; and (iv) no waiver, indulgence or postponement of the lessee's or licensee's obligations thereunder has been granted by the lessor or licensor. In addition, the amount and due date of any rental or other payments required to be paid under such lease or license is as set forth under the terms of such lease or license, as it may have been amended or supplemented. Except as set forth in Schedule 3(i), each Assumed Contract is assignable to INI by Pompton Valley without the consent of any other person.

               (j) Restrictive Documents. Neither Pompton Valley nor the Principal Shareholders are subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation or order, or any other restriction of any kind or character that: would prevent the continued operation of the Publishing Business after the date hereof or the Closing Date on substantially the same basis as heretofore operated; or would or does materially and adversely affect the Assets or Publishing Business as presently being conducted. None of Pompton Valley nor the Principal Shareholders is a party to, and Pompton Valley, the Principal Shareholders, and the Publishing Business are not subject to, and, no Employee is a party to or subject to, any agreement which limits the freedom of Pompton Valley, the Principal Shareholders or Employee to compete in any line of business included in the Publishing Business in any geographic area or with any person.

               (k) Litigation. Except as set forth in Schedule 3(k), there is no claim, action, suit, arbitration, inquiry or proceeding before any governmental authority pending, or, to the knowledge of each Principal, threatened against or affecting any Pompton Valley, the Assets, the Assumed Liabilities or the Publishing Business. There are no such claims, actions, suits, arbitrations, inquiries or proceedings pending or threatened against Pompton Valley or the Principal Shareholders, seeking to prevent or challenging the transactions contemplated by this Agreement. Neither Pompton valley or the Principal Shareholders are subject to any order entered in any lawsuit or proceeding which may have a material adverse effect on: the Assets; the Publishing Business, the prospects of the Publishing Business, or other business, operations, condition (financial or otherwise) or results of operations of Pompton Valley; or any party's ability to consummate the transactions contemplated hereby.

               (l) Returns; Taxes; S Corporation Status. Pompton Valley has filed all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes ("Returns") by Pompton Valley. The federal and state income tax Returns with respect to Pompton Valley for each of the three full fiscal years ended December 31, 1994, 1995 and 1996 delivered to INI are true and correct copies of such Returns. The income tax Returns of Pompton Valley have never been audited by the IRS or any other taxing authority or agency, nor has Pompton Valley been notified of any pending audits, except as set forth in Schedule 3(k). Pompton Valley has not filed, requested or been granted any waiver or extension of time within which to file any Return that remains unfiled. Pompton Valley has not granted any waivers or extensions of time with respect to any Tax audit date with respect to any currently open Return period, determined without regard to such waiver. Any deficiency assessments with respect to any such Returns have been paid by Pompton Valley. There are no liens on the Assets for Taxes other than for Taxes not yet due and payable. With regard to all amounts in respect of Taxes for which Pompton Valley is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, the Returns reflect appropriate reporting positions under the applicable tax laws, and all amounts reported on the Returns to be due to taxing authorities and all amounts due to others under any agreements have been, or by the Closing Date will be, paid in full. Pompton Valley has timely filed a valid election to be treated as an S corporation in accordance with the provisions of Section 1362(a) of the Code and continues to qualify as an S corporation for all years and periods from the effective date of such election through and including the Closing Date.

               (m) Intellectual Property. Pompton Valley owns all right, title and interest in and to, or have the right to use, all Intellectual Property necessary for or used in the conduct of the Publishing Business as presently conducted, free and clear of all encumbrances, and all of such Intellectual Property will be included in the Assets. Pompton Valley is not and no third party is, in default under any licenses, agreements or other rights with respect to the Intellectual Property granted by any third party to Pompton Valley, and there exists no event, occurrence, condition or act (including the sale of the Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Pompton Valley and/or the Principal Shareholders have not received any notice of any infringement or misappropriation of, or other conflict with, any third party with respect to, any Intellectual Property, nor have Pompton Valley and/or the Principal Shareholders received any claims of infringement or misappropriation of, or other conflict with, any intellectual property of any third party in connection with the Publishing Business, nor are Pompton Valley or the Principal Shareholders aware of any such infringement, misappropriation or other conflict. After the Closing all Intellectual Property will be owned by or available for use by INI on identical terms and conditions to those existing with respect to Pompton
Valley immediately prior to the Closing. Neither Pompton Valley nor the Principal Shareholders have taken or omitted to take any action which would have the effect of waiving any rights to the Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean all technology, know-how, trade secrets and client lists (including, without limitation, lists of former and current clients and lists of clients to which Pompton Valley has presented a written proposal) relating to or used in the Publishing Business, including the computer programs, databases and software relating to or used in the Publishing Business, together with the operating codes, source codes, updates, upgrades, modifications, enhancements and any user and technical documentation or utilities with respect thereto, and all patents, patent licenses and patent applications, copyrights and copyright applications and other intellectual property rights relating to the Publishing Business and the trademarks, trade names (including, without limitation, all rights of Pompton Valley with respect to the names "Independent News," "Coupon Clips," "Wayne Independent News," "Paterson Independent News," and any derivatives thereof), service marks and logos (including any registration and any application for registration of any of the foregoing), relating to or used in the Publishing Business.

               (n) Compliance with Laws. Pompton Valley and the Principal Shareholders are in compliance with all applicable laws, regulations and orders in connection with the Publishing Business and the Assets.

               (o) Insurance. Set forth in Schedule 3(o) is a complete list of insurance policies which Pompton Valley maintain with respect to the Publishing Business, the Assets or both, together with a copy of the declarations page of each such policy setting forth, with respect to each policy, the amount and type of coverage, limits and deductibles, inception and expiration dates and insurance carrier. Such policies are in full force and effect.

               (p) Employees. Set forth in Schedule 3(p) is an accurate and complete list of the names of all persons employed by Pompton Valley in connection with the Publishing Business as of the Closing Date ("Employees"), together with the following information with respect to each Employee: job title; date of hire; last review date; base compensation; and additional compensation (or the terms thereof, if determined pursuant to a scale or formula), if any. Except as set forth in Schedule 3(p), no Employee has given notice to terminate his or her employment, nor has any Employee threatened to give notice of termination. Except as set forth in Schedule 3(p), Pompton Valley has not promised or agreed to give any Employee a pay raise or any additional compensation other than with respect to a review in the ordinary course of business consistent with past practice. Schedule 3(p) also sets forth the names of all Employees with whom Pompton Valley has entered into an employment agreement and/or a non-compete agreement, as well as the material terms of any such agreement.

               (q) Employee Benefit Plans; ERISA Compliance. There is no employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and every other fringe benefit, stock option, bonus, incentive compensation, deferred compensation, excess, supplemental executive compensation, employee stock purchase, vacation, sickness or disability, severance or separation, restricted stock or other employee benefit plan, policy or arrangement, whether written or oral, maintained or contributed to within the last five years by Pompton Valley or by a Common Control Entity (as defined below) for the benefit of Employees or former employees or under which Pompton Valley has or may have any liability or obligation, except for the medical plan set forth in Schedule 3(q) (the "Benefit Plans"). Pompton Valley has not maintained or contributed to in any way, directly or indirectly, and have no liability with respect to, any "multiemployer plan" within the meaning of Section 3(37) of ERISA. No Benefit Plan provides health, dental, life insurance or other welfare benefits (whether on an insured or self-insured basis) to Employees or former employees after their retirement or other termination of employment from Pompton Valley (other than continuation coverage required under COBRA which may be purchased at the sole expense of the employee or former employee).

               (r) Employee Relations. Since January 1, 1989: Pompton Valley has not engaged in any unfair labor practice with respect to any Employees or former employees; no unfair labor practice complaint has been brought or is pending before the National Labor Relations Board with respect to any Employees or former employees; there has been no labor strike, dispute, slowdown or stoppage involving any Employees or former employees, nor is there any now pending or threatened; no representation question has been raised or now exists respecting Employees or former employees; Pompton Valley has not been notified of any material grievance, and no arbitration proceeding arising out of or under any collective bargaining agreement has been brought or is pending with respect to any Employees or former employees; and Pompton Valley has not been and are not parties to any collective bargaining agreement.

               (s) Suppliers. Schedule 3(s) sets forth a list of all outstanding purchase commitments and orders of Pompton Valley with respect to the Publishing Business which are in excess of $1,000 or are not in the ordinary course of business of the Publishing Business. Schedule 3(s) also sets forth a list of all advertisers who spend more than $1,000 per year on advertising with Pompton Valley. Except as set forth in Schedule 3(s), no advertiser or supplier of the Publishing Business has, in the six months prior to the date hereof, given written notice to Pompton Valley or any Principal Shareholder to cancel or otherwise terminate or reduce, or, to the knowledge of any Principal, given such notice orally or threatened to cancel, terminate or reduce, its relationship with Pompton Valley other than in the ordinary course of business consistent with past experience.

               (t)        Sufficiency and Condition of Assets; Shared Services.
The Assets are sufficient to provide the products and services currently provided by the Publishing Business. There are no assets or property necessary for the conduct of the Publishing Business as presently conducted which are not owned, leased or licensed by Pompton Valley or made available to Pompton Valley and are included in the Assets. The tangible assets included in the Assets are in satisfactory operating condition for the purpose of operating the Publishing Business as it is presently conducted.

               (u)        Subsidiaries. Pompton Valley has no subsidiaries.

               (v) Environmental Laws. None of Pompton Valley or any Principal Shareholder has received any notification that: Hazardous Materials have been generated, used, treated or stored at, or transported to or from, any real property included among the Assets or used in the Publishing Business; Hazardous Materials have been released or disposed of on any such property; or Pompton Valley is not in compliance with applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any such property, nor have any of the foregoing events occurred. There are no pending or threatened claims, suits, demands, investigations, proceedings or other actions relating to any Environmental Law with respect to any such property. For purposes of this Agreement, "Environmental Laws" shall mean any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, permit, policy or order now in effect and in each case as amended to date and any judicial or administrative interpretation thereof relating to Hazardous Materials, environmental matters, the protection of public health and safety from environmental or health concerns or otherwise relating to environmental conditions; and "Hazardous Materials" shall mean all hazardous substances, wastes, materials or constituents, solid wastes, special wastes, toxic substances, pollutants, contaminants, petroleum or petroleum derived substances or wastes, radioactive materials, urea formaldehyde, polychlorinated biphenyls, radon gas and related materials, including, without limitation, any such materials defined, listed, identified under or described in any Environmental Laws.

               (w) Disclosure. There is no fact known to Pompton Valley or to any Principal Shareholder that materially adversely affects the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of Pompton Valley, or which materially adversely affects the Publishing Business or any of the Assets that has not been set forth in this Agreement or in a writing that has been provided to INI.

               (x) Brokers. No agent, broker, person or firm (other than professional service providers such as attorneys or accountants, acting as such) acting on behalf of Pompton Valley or the Principal Shareholders is, or will be, entitled to any fee, commission, or broker's or finder's fee from any of Pompton Valley or the Principal Shareholders in connection with this Agreement or any of the transactions contemplated thereby.

               (y) Information Regarding Shares. Pompton Valley and the Principal Shareholders have received copies of the Quarterly Reports on Form 10-Q filed by NexGen for the first and second fiscal quarters of 1997. Pompton Valley and the Principal Shareholders have had the opportunity to question various officers of NexGen regarding its assets, business and prospects, and have received satisfactory answers to all such questions. No representative of NexGen or INI has made any representation regarding the current or future value of the Shares, and Pompton Valley and the Principal Shareholders have not relied on any such representation in deciding to undertake the transactions contemplated by this Agreement.

The representations and warranties of Pompton Valley and the Principal Shareholders set forth above (other than in paragraphs 3(a), (b), (c), (g), (h), and (y)) shall survive the Closing for a period of three years. The representations and warrantee of Pompton Valley and the Shareholder set forth in paragraphs 3(a), (b), (c), (g), (h), and (y), and the covenants of Pompton Valley and the Principal Shareholders set forth herein, shall survive the Closing indefinitely.

               SECTION 4.  REPRESENTATIONS AND WARRANTIES OF INI.

               INI hereby represents and warrants as follows.

               (a) Existence and Good Standing; Authorization and Validity of Agreements. INI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. INI has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by INI of this Agreement, the INI and the consummation by INI of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary corporate action of INI. This Agreement has been duly and validly executed and delivered by INI and is a valid and binding obligation of INI enforceable against INI in accordance with its terms.

               (b) Consents and Approvals; No Violations. The execution, delivery and performance of this Agreement INI and the consummation by INI of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time or both): violate, conflict with, or result in a breach or default under any provision of the certificate of incorporation or by-laws of INI; violate any statute, ordinance, rule, regulation or order of any court or of any governmental or regulatory body, agency or authority applicable to INI or by which any of its properties or assets may be bound; 1. require any filing by INI with, or require INI to obtain any permit, consent or approval of, or require INI to give any notice to, any governmental or regulatory body, agency or authority or any other person; or result in a violation or breach by INI of, conflict with, constitute a default by INI (or give rise to any right of termination, cancellation, payment or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which INI is a party, or by which INI may be bound.

               (c) Broker's or Finder's Fees. No agent, broker, person or firm (other than professional service providers such as attorneys or accountants, acting as such) acting on behalf of INI is, or will be, entitled to any fee, commission or broker's or finder's fees from INI, in connection with this Agreement or any of the transactions contemplated hereby, other than W.B. Grimes, Inc.

               (d) Title to Shares. Upon the issuance of the Shares at the Closing, the Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be owned by Pompton Valley free and clear of all liens, encumbrances, charges, assessments and adverse claims arising by or through NexGen, INI or any affiliate thereof.

               SECTION 5. COVENANTS.

               Pompton Valley and the Principal Shareholders hereby jointly and severally covenant and agree as follows:

               (a) Cooperation by Pompton Valley and the Principal Shareholders. Pompton Valley and the Principal Shareholders shall cooperate with INI to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Pompton Valley and the Principal Shareholders to effect the transactions contemplated hereby, and Pompton Valley and the Principal Shareholders shall each otherwise use their best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement to be satisfied. Pompton Valley and the Principal Shareholders further agree to deliver to INI prompt written notice of any event or condition known to them, subsequent to the execution hereof and prior to the Closing, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Pompton Valley and the Principal Shareholders contained herein being untrue.

               (b) Notice of Sale. As reasonably requested by INI, from time to time within the first thirty (30) days following the Closing Date, Pompton Valley will, and Principals will cause Pompton Valley to, promptly prepare and mail notices to the other party under any of the Assumed Contracts, advising such other party that such Assumed Contract has been assigned to INI and directing such other party to send to INI all future notices, correspondence and payments relating to such Assumed Contract. Pompton Valley will provide INI with copies of the forms for all such notices for INI's reasonable approval prior to any such mailing.

               SECTION 6. DELIVERIES AT CLOSING.

               (a)        Pompton Valley shall deliver the following at the
Closing:

                          (i) Bill of Sale and Assignment and Assumption Agreement in the form attached as Exhibit 6(a)(i) and all other instruments that INI reasonably deems necessary to convey the Assets and to vest in INI good and marketable title to them;

                          (ii) all necessary acknowledgements and other documentation authorizing INI (A) to sign, sign over to INI or otherwise endorse in the name of INI all checks, drafts, notes and other instruments made payable to Pompton Valley, and (B) to receive and deposit for the account of INI such checks, drafts, notes, and other instruments into any account maintained by INI;

                          (iii) a certificate of the Secretary of Pompton Valley dated the Closing Date setting forth a copy of resolutions adopted by the Board of Directors and by the stockholders of Pompton Valley authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

                          (iv) UCC financing statements, in form and substance acceptable to INI, perfecting the transfer to INI of all accounts and chattel paper constituting Assets;

                          (v) a representation letter signed by each person listed on Schedule 3(g) hereto, in the form attached hereto as Exhibit 6(a)(v).

               (b)        INI shall deliver the following at the Closing:

                          (i)       the Shares; and

                          (ii) employment agreements between INI and each of the Principal Shareholders, dated as of the Closing Date (the "Employment Agreements"), in the forms attached as
                                    Exhibit 6(b)(ii).

               SECTION 7. OTHER AGREEMENTS.

               (a) Further Assurances. Each party shall, at the request of any other, at any time and from time to time following the Closing Date, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order more effectively: to assign, transfer and convey to INI, or to perfect or record INI's title to or interest in the Assets; to evidence and confirm the assumption by INI of the Assumed Liabilities pursuant to this Agreement; or otherwise to confirm or carry out the provisions of this Agreement.

               (b) Taxes. Real property, personal property and ad valorem or other similar Taxes or assessments levied or assessed on or with respect to the Assets for the tax year which includes the Closing Date, shall be prorated between Pompton Valley and INI on a per diem basis based upon their respective period of ownership during such year, with Pompton Valley being allocated any such taxes or assessments apportioned to and including the Closing Date. Pompton Valley shall not enter into any settlement or agreement in compromise of any claim relating to Taxes with any government or taxing authority which purports to bind INI with respect to any tax period ending after the Closing Date without INI's consent, such consent not to be unreasonably withheld, conditioned or delayed. INI shall not enter into any settlement or agreement in compromise of any claim relating to Taxes with any government or taxing authority which purports to bind Pompton Valley with respect to any tax period ending on or before the Closing Date without Pompton Valley's consent, such consent not to be unreasonably withheld, conditioned or delayed. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Assets or the Publishing Business shall be made by any of Pompton Valley or the Principal Shareholders or any of their Affiliates after the date of this Agreement without the prior written consent of INI. In the event any taxing authority shall assess any sales, use, goods and services or other similar Taxes against Pompton Valley in connection with the conduct of the Publishing Business on or prior to the Closing Date, such entities shall have no recourse against, and shall not seek reimbursement from, the clients of the Publishing Business with respect to which such Taxes shall have been assessed unless such entities have received INI's consent (such consent to be at INI's sole discretion) to seek such reimbursement.

               SECTION 8. INDEMNIFICATION.

               Pompton Valley and Principal Shareholders shall jointly and severally indemnify, defend and hold harmless INI (and its affiliates, directors, officers, stockholders, employees, attorneys and representatives) from and against any and all costs, losses, damages and liabilities (including, without limitation, reasonable costs and attorneys' fees, and interest and any penalties) (collectively, "Losses") incurred or suffered by any or all of them with respect to or in connection with:

                          (i)      any breach or non-fulfillment of any
representation, warranty, covenant or obligation of Pompton Valley under this Agreement or any other agreement, certificate or document delivered in connection with the closing pursuant hereto by Pompton Valley; or

                          (ii)     any claims with respect to, except to the
extent of any Assumed Liabilities, any liabilities, obligations or commitments of Pompton Valley, whether absolute, contingent, known or unknown or otherwise, relating to the ownership and operation of Pompton Valley or the Assets on or prior to the Closing Date.

               SECTION 9. NON-COMPETITION; NON-INTERFERENCE; NON-HIRE; NON-SOLICITATION; NON-DISCLOSURE.

               (a) In order to induce INI to purchase the Assets and assume the Assumed Liabilities pursuant to this Agreement, Pompton Valley hereby covenants and agrees that for a period of four years following the Closing Date, Pompton Valley shall not, within a thirty (30) mile radius of Pompton Valley's Principal Office, directly or indirectly do any of the following, other than by or through INI:

                          (i) own, manage, operate, control or otherwise become interested in (other than pursuant to ownership of no more than five percent of the outstanding capital stock of a publicly traded entity or ownership of debt of a publicly traded entity, other than debt convertible into ownership of more than five percent of the outstanding capital stock of such publicly traded entity) any entity that provides products or performs services that are the same as, substantially similar to, or competitive with, the Publishing Business;

                          (ii) provide any products or perform any services that are the same as, substantially similar to, or competitive with, the Publishing Business, whether on behalf of itself or himself or others;

                          (iii) enter into any agreement or arrangement with any person or entity (other than INI or any of its Affiliates), pursuant to which products or services which are the same as, substantially similar to, or competitive with, the Publishing Business are to be provided or performed; or

                          (iv) persuade or attempt to persuade any client of the Publishing Business to terminate, or materially reduce the scope of, its relationship with INI.

               (b) Without the prior written consent of INI, Pompton Valley shall not offer employment to or hire any Employee (other than individuals who, without solicitation or persuasion by Pompton Valley nor the Principal Shareholders, cease to be an Employee prior to such employment) or persuade or attempt to persuade any such Employee: (i) not to accept employment by INI or any of its Affiliates; (ii) to leave the employ of INI or any of its Affiliates; or (iii) to become employed by any person or entity other than INI or any of its Affiliates until such Employee has ceased to be an employee of INI or any of its Affiliates for a period of at least one year; and Pompton Valley shall not at any time hereafter disclose, furnish or make accessible to any person or entity (except INI and its Affiliates), or to any officer, director, stockholder, partner, business associate, employee, agent or representative of any such person or entity, any proprietary information which is not in the public domain (including, without limitation, any customer lists, procedures, pricing and marketing structure and strategy, source or object codes, experimental or research work, names and addresses of current, former and prospective clients or employees, or any other trade secrets or technical data of any kind) relating to the Publishing Business or to INI or any Affiliate thereof; and

               (c) Pompton Valley shall not engage in any practice the purpose of which is to evade the provisions of this Section 9. In addition to the foregoing, in order to induce INI to purchase the Assets and assume the Assumed Liabilities pursuant to this Agreement, each of the Principal Shareholders, jointly and severally, hereby covenants and agrees to the terms and conditions set forth in Section 7 of his Employment Agreement.

               (d) It is the intent of the parties to this Agreement that the provisions of Section 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of Section 9 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to the minimum extent necessary to render such provision valid and enforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The parties acknowledge that damages and remedies at law for any breach of Sections 9(a), (b) or (c) will be inadequate and that INI shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies INI may have.

               SECTION 10. MISCELLANEOUS.

               (a) Entire Agreement. This Agreement (including the Schedules) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. Any prior agreements or undertakings among the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

               (b) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, heirs and personal representatives of the parties hereto; provided, however, that this Agreement may not be assigned by the parties hereto without the prior written consent of the other parties hereto.

               (c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

               (d) Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

               (e) Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by INI and the Representative, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

               (f) No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any person other than the parties hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

               (g) Expenses. Except as otherwise provided in this Agreement and regardless of whether the Closing occurs, each of Pompton Valley, the Principal Shareholders and INI shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants, legal counsel, brokers and finders. Notwithstanding anything to the contrary contained herein, all such expenses incurred by Pompton Valley shall be deemed Excluded Liabilities and shall be payable by Pompton Valley and/or Principals.

               (h) Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be sufficiently given if delivered in person, sent by nationally recognized overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

               if to INI, to:

               Independent News, Inc.
               900 North Stafford Street, Suite 2003
               Arlington, Virginia 22203

               with a copy (not itself constituting notice) to:

               Charles Sweet, Esq.
               Williams & Connolly
               725 12th St., NW
               Washington, DC  20005

               if to Pompton Valley or any Principal Shareholder, to:

               206 Wanaque Avenue
               Pompton Lakes, New Jersey 07442

               with a copy (not itself constituting notice) to:

               Don Matthews, Esq.
               50 Galesi Drive
               Wayne, New Jersey 07470

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be effective upon actual receipt by such party. Any notice which is addressed and mailed in the manner herein provided shall be deemed to have been given seven days after the day it is so placed in the mail. Any notice which is sent by nationally recognized overnight courier service in the manner provided herein shall be deemed to have been given on the next business day after the day it is deposited with such courier service.

               (i) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New Jersey, without regard to any otherwise applicable principles of conflicts of laws.

               (j) Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                  INDEPENDENT NEWS, INC.


                                  By: /s/ Joel Sens
                                    Joel Sens
                                    President

                                  POMPTON VALLEY PUBLISHING CO., INC.


                                  By: /s/ Joe Nicastro
                                    Joe Nicastro
                                    President

                                  PRINCIPAL SHAREHOLDERS


                                  /s/ Joseph Nicastro
                                  Joseph Nicastro


                                  /s/ Joseph Pellegrino
                                  Joseph Pellegrino